Exhibit 99.1

Press Release

IMPERIAL PARKING SHAREHOLDERS APPROVE PROPOSED MERGER WITH AFFILIATE OF THE GATES GROUP

VANCOUVER, British Columbia – (BUSINESS WIRE) – April 29, 2004 – Imperial Parking Corporation (“Impark”) (AMEX: IPK) today announced that its shareholders have approved the proposed merger with Imperial Parking Management, LLC, an affiliate of The Gates Group, LLC, a private equity firm based in Cleveland, Ohio, at the special meeting of shareholders held on April 29, 2004.

Completion of the transaction is expected to occur on Tuesday, May 4, 2004, following the satisfaction of all other remaining closing conditions.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and one of the four largest in North America. Impark currently owns, leases or manages more than 1,680 parking locations containing over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect Impark’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in Impark’s filings with the Securities and Exchange Commission.

Contact:

Imperial Parking Corporation
Corporate Services Manager
Gordon Craig, (416) 416-369-1801 ext. 259